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                                                                    Exhibit 21.1

                       LIST OF SUBSIDIARIES OF UNICO, INC.

     Unico, Inc. has three subsidiaries, each doing business under their individual corporate name. Each subsidiary listed below will be spun-off by Unico by pro rata distribution to current Unico shareholders at the Effective Time of the Merger.

Name of Subsidiary                                       State of Incorporation
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1.  Intermountain Refining Co., Inc.+                     New Mexico

2.  Intermountain Chemical, Inc.*                         Colorado

3.  Gas Technologies Group, Inc.                          Colorado



+ The shareholders of Unico, Inc. have been asked to approve the spin-off of Intermountain Refining do., Inc. in connection with the Merger.

* The shareholders of Unico, Inc. have previously approved the spin-off of Intermountain Chemical, Inc. and its consolidation with Gas Technologies Group, Inc.